UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 11, 2006

IDAHO GENERAL MINES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Idaho
(State or Other Jurisdiction of Incorporation)

000-50539	91-0232000
(Commission File Number)	(IRS Employer Identification No.)

10 N. Post St., Suite 610, Spokane, WA	99201
(Address of Principal Executive Offices)	(Zip Code)

(509) 838-1213
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On December 11, 2006, Idaho General Mines, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Equatorial Mining Limited (ACN 009 199 482) (“Equatorial Mining Limited”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, the Company will purchase from Equatorial Mining Limited all of the issued and outstanding shares of Equatorial Mining North America, Inc., a Delaware corporation (“Equatorial”).  Equatorial holds a 12 percent net smelter royalty interest in the mineral rights of the Company’s Hall Tonopah molybdenum-copper property in Nye County, Nevada.

As set forth in the Purchase Agreement, the Company will pay to Equatorial Mining Limited approximately $4.8 million in cash at closing.  At first commercial production of the property, the Company has agreed to pay an additional $6.0 million.  By purchasing Equatorial, the Company will also assume an approximate $460,000 cash reclamation bond which will continue to be held by the Nevada Department of Environmental Protection and the Bureau of Land Management and cash of approximately $1.3 million.

Pursuant to the terms of the Purchase Agreement, the Company and Equatorial Mining Limited each have certain termination rights, including the right to terminate the Purchase Agreement if the transaction is not completed by January 31, 2007.  Consummation of the transaction is subject to a number of conditions, including the absence of certain types of liabilities with respect to Equatorial resulting from the Company’s due diligence review.  The acquisition is scheduled to close upon completion of due diligence on or before January 31, 2007.

The Company issued a press release announcing the execution of the Purchase Agreement on December 12, 2006. The full text of the press release, a copy of which is attached hereto as Exhibit 99.1, is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d)             Exhibits

99.1        Press Release issued December 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDAHO GENERAL MINES, INC.
(Registrant)

Date: December 13, 2006	By:	/s/ Robert L. Russell
Robert L. Russell
President and Chief Executive Officer